Exhibit 99.1

Contact: John Baldiserra

BPC Financial Marketing

800-368-1217

or

Donald A. French

UQM Technologies, Inc.

303-682-4900

UQM TECHNOLOGIES TO RECEIVE EXPECTED $2.1 MILLION REIMBURSEMENT

UNDER ITS ASSISTANCE AWARD WITH THE U.S. DEPARTMENT OF ENERGY

FOR IMMEDIATE RELEASE: 11-13

LONGMONT, COLORADO, SEPTEMBER 9, 2010...UQM TECHNOLOGIES, INC. (NYSE Amex: UQM), a developer of alternative energy technologies, announced today that a contingency contained in its Assistance Award from the U.S. Department of Energy has been removed resulting in the Company qualifying for the reimbursement of certain product qualification and testing costs incurred since August 5, 2009 and to be incurred over the remaining term of the Assistance Award. The Company expects to bill and receive a payment of approximately $2.1 million for costs incurred through July 31, 2010 which will be recorded as an expense offset in the second fiscal quarter. In addition, the Company will bill and record reimbursements of such costs incurred after July 31, 2010 prospectively as such costs are incurred. As a result, the Company expects to report profitable operations for both the second fiscal quarter and the six month period ending September 30, 2010.

UQM Technologies, Inc. is a developer and manufacturer of power dense, high efficiency electric motors, generators and power electronic controllers for the automotive, aerospace, military and industrial markets. A major emphasis of the Company is developing products for the alternative energy technologies sector including propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles, under-the-hood power accessories and other vehicle auxiliaries. The Company's headquarters, engineering and product development center, and manufacturing operation are located in Longmont, Colorado. For more information on the Company, please visit its worldwide website at www.uqm.com.

This Release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations, including the amount of the costs incurred through July 31, 2010 to be billed and the timing of the release of these conditional funds under the DOE award. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-Q filed July 29, 2010, which is available through our website at www.uqm.com or at www.sec.gov .